Exhibit 99.1
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                      THE CIT GROUP/CONSUMER FINANCE, INC.
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                          ANNUAL OFFICER'S CERTIFICATE
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The undersigned  certifies that he is a Vice President of The CIT Group/Consumer
Finance, Inc., a corporation organized under the laws of the state of Delaware ("CITCF"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CITCF in connection with (a) a Pooling and Servicing Agreement dated as of July 1, 1997 among CITCF, as Seller and Master Servicer, The CIT Group Securitization Corporation III, as Depositor, and The Bank of New York, as Trustee for CIT Home Equity Loan Trust 1997-1 (all capitalized terms used herein without definition having the respective meanings specified in the Agreement) and (b) a Prospectus Supplement dated July 16, 1997 to a Prospectus dated April 8, 1997. The undersigned further certifies to the Trustee that a review of the activities of CITCF during the preceding calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CITCF has fulfilled its obligations under the Agreement during the preceding calendar year.


         IN WITNESS WHEREOF, I have affixed hereto my signature this 13th day of March, 1998.



                                               /s/ Frank J. Madeira
                                               --------------------------
                                               Name:  Frank J. Madeira
                                               Title: Vice President